Registration No. 333-

As filed with the Securities and Exchange Commission on October 20, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

The Procter & Gamble Company (Exact Name of Registrant as Specified in Its Charter)
Ohio (State or Other Jurisdiction of Incorporation or Organization)
31-0411980 (I.R.S. Employer Identification No.)
One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (513) 983-1100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

The Procter & Gamble Company Direct Stock Purchase Plan

Deborah P. Majoras, Chief Legal Officer and Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)
________________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer,"  "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit[1]	Proposed Maximum Offering Price	Amount of Registration Fee[2]
Common Stock (without par value)	14,500,000	$ 92.745	$ 1,344,802,500	$ 167,427.91
(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on October 17, 2017, within five business days prior to filing.

(2)
Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the filing fee of $63,474.62 associated with certain unsold securities under its Registration Statement on Form S-3ASR (File No. 333- 199595), originally filed by the registrant on October 24 2014, to partially offset the entire registration fee of $167,427.91 that would otherwise be due in connection with this Registration Statement.  As a result, $103,953.29 is being remitted herewith.

PROSPECTUS

The Procter & Gamble Company

14,500,000 Shares of Common Stock (without par value)

To Participants in The Procter & Gamble Company Direct Stock Purchase Plan

All purchases of securities made pursuant to the The Procter & Gamble Company Direct Stock Purchase Plan (the "Plan") may be made on any securities exchange on which common stock of The Procter & Gamble Company ("P&G") is traded, in the over-the-counter market or by negotiated transactions. The Company has no control over the prices at which the Plan Administrator purchases shares of P&G common stock pursuant to the Plan. For detailed information regarding the terms and conditions of purchases made under the Plan, you should carefully read this prospectus and any supplement before you invest. You should also read the "Incorporation of Certain Information by Reference" section of this prospectus for information on us and our financial statements. P&G's common stock is listed on the New York Stock Exchange under the ticker symbol "PG".

    INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS, IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 20, 2017.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date listed on the bottom of the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
THE PROCTER & GAMBLE COMPANY DIRECT STOCK PURCHASE PLAN

The Procter & Gamble Company Direct Stock Purchase Plan ("Plan") is a plan designed to encourage long- term investment in The Procter & Gamble Company ("the Company" or "P&G") common stock ("Common Stock") by providing eligible investors with a convenient and economical method to purchase Company shares and to reinvest cash dividends toward the purchase of additional shares.
Key features of the Plan are listed below:
•   Make your initial investment directly through the Plan – no need for a broker
•   Conduct easy recurring or periodic investments by automatic bank debit or by sending in a check
•   Invest over time with a company you know and trust
•   Reinvest all or a portion of your dividend
•   Access your account and perform transactions online
•   Put your investment dollars to work by purchasing full and fractional shares
•   Benefit from low transaction fees
•   Eliminate the need to track and safekeep certificated shares by depositing them into the Plan
•   Sell your shares directly through the Plan
To the extent required by applicable law in certain jurisdictions, shares offered under the Plan are offered through the Plan Administrator. It is recommended that this prospectus be retained for future reference.
THE COMPANY
The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world's consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we sell our products in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.
Contact Information
Internet shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.
To enroll in the Plan:
If you are an existing registered shareowner:
1.  Go to shareowneronline.com
2.  Select Sign Up Now!
3.  Enter your Authentication ID* and Account Number
*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:
1.  Go to shareowneronline.com
2.  Under Invest in a Plan, select Direct Purchase Plan
3.  Select The Procter & Gamble Company
4.  Under New Investors, select Invest Now
5.  Follow instructions on the Buy Shares

Email
Go to shareowneronline.com and select Contact Us.
Telephone
1-800-742-6253 Toll-Free
651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.
Written correspondence and deposit of certificated shares*:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
*If sending in a certificate for deposit, see Certificate Deposit Information.

RISK FACTORS

We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in our Form 10-K, quarterly and annual reports, press releases and other written and oral communications. All statements, except for historical and present factual information, are "forward-looking statements" and are based on financial data and business plans available only as of the time the statements are made, which may become outdated or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.
The following discussion of "risk factors" identifies significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with the MD&A and the Consolidated Financial Statements and related Notes incorporated in this report. The following discussion of risks is not all inclusive, but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These and other factors could cause our future results to differ from those in the forward-looking statements and from historical trends.
Our business is subject to numerous risks as a result of our having significant operations and sales in international markets, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility.
We are a global company, with operations in approximately 70 countries and products sold in more than 180 countries and territories around the world. We hold assets, incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar, and our operations outside the U.S. generate a significant portion of our net revenue. Fluctuations in exchange rates for foreign currencies may reduce the U.S. dollar value of revenues, profits and cash flows we receive from non-U.S. markets, increase our supply costs (as measured in U.S. dollars) in those markets, negatively impact our competitiveness in those markets or otherwise adversely impact our business results or financial condition. Moreover, discriminatory or conflicting fiscal or trade policies in different countries could adversely affect our results. See also the Results of Operations and Cash Flow, Financial Condition and Liquidity sections of the MD&A and Note 9 to our Consolidated Financial Statements.

We also have businesses and maintain local currency cash balances in a number of countries with exchange, import authorization, pricing or other controls or restrictions, including Nigeria and Ukraine. Our results of operations and financial condition could be adversely impacted if we are unable to successfully manage such controls and restrictions, continue existing business operations and repatriate earnings from overseas, or if new or increased tariffs, quotas, exchange or price controls, trade barriers or similar restrictions are imposed on our business.
Additionally, our business, operations or employees may be adversely affected by political volatility, labor market disruptions or other crises or vulnerabilities in individual countries or regions, including political instability or upheaval, broad economic instability or sovereign risk related to a default by or deterioration in the credit worthiness of local governments, particularly in emerging markets.
Uncertain global economic conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business.
Our business could be negatively impacted by reduced demand for our products related to one or more significant local, regional or global economic disruptions, such as: a slow-down in the general economy; reduced market growth rates; tighter credit markets for our suppliers, vendors or customers; a significant shift in government policies; or the inability to conduct day-to-day transactions through our financial intermediaries to pay funds to or collect funds from our customers, vendors and suppliers. Additionally, economic conditions may cause our suppliers, distributors, contractors or other third party partners to suffer financial difficulties that they cannot overcome, resulting in their inability to provide us with the materials and services we need, in which case our business and results of operations could be adversely affected. Customers may also suffer financial hardships due to economic conditions such that their accounts become uncollectible or are subject to longer collection cycles. In addition, if we are unable to generate sufficient income and cash flow, it could affect the Company's ability to achieve expected share repurchase and dividend payments.
Disruptions in credit markets or changes to our credit ratings may reduce our access to credit.
A disruption in the credit markets or a downgrade of our current credit rating could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us, which could adversely affect our liquidity and capital resources or significantly increase our cost of capital.
Disruption in our global supply chain may negatively impact our business results.
Our ability to meet our customers' needs and achieve cost targets depends on our ability to maintain key manufacturing and supply arrangements, including execution of supply chain optimizations and certain sole supplier or sole manufacturing plant arrangements. The loss or disruption of such manufacturing and supply arrangements, including for issues such as labor disputes, loss or impairment of key manufacturing sites, discontinuity in our internal information and data systems, inability to procure sufficient raw or input materials, significant changes in trade policy, natural disasters, acts of war or terrorism or other external factors over which we have no control, could interrupt product supply and, if not effectively managed and remedied, have an adverse impact on our business, financial condition or results of operations.
Our businesses face cost fluctuations and pressures that could affect our business results.
Our costs are subject to fluctuations, particularly due to changes in the prices of commodities and raw materials and the costs of labor, transportation, energy, pension and healthcare. Therefore, our business results are dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. Failure to manage these fluctuations could adversely impact our financial results.

Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
We are a consumer products company that relies on continued global demand for our brands and products. Achieving our business results depends, in part, on successfully developing, introducing and marketing new products and on making significant improvements to our equipment and manufacturing processes. The success of such innovation depends on our ability to correctly anticipate customer and consumer acceptance and trends, to obtain, maintain and enforce necessary intellectual property protections and to avoid infringing upon the intellectual property rights of others. We must also successfully respond to technological advances made by, and intellectual property rights granted to, competitors. Failure to continually innovate, improve and respond to competitive moves and changing consumer habits could compromise our competitive position and adversely impact our results.
The ability to achieve our business objectives is dependent on how well we can compete with our local and global competitors in new and existing markets and channels.
The consumer products industry is highly competitive. Across all of our categories, we compete against a wide variety of global and local competitors. As a result, we experience ongoing competitive pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms. In addition, evolving sales channels and business models may affect customer and consumer preferences as well as market dynamics, which, for example, may be seen in the growing consumer preference for shopping online. Failure to successfully respond to competitive factors and effectively compete in growing sales channels and business models, particularly e-commerce, could negatively impact our results.
A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.
We sell most of our products via retail customers, which include mass merchandisers, grocery stores, membership club stores, drug stores, department stores, distributors, wholesalers, baby stores, specialty beauty stores, e-commerce, high-frequency stores and pharmacies. Our success is dependent on our ability to successfully manage relationships with our retail trade customers, which includes our ability to offer trade terms that are mutually acceptable and are aligned with our pricing and profitability targets. Continued concentration among our retail customers could create significant cost and margin pressure on our business, and our business performance could suffer if we cannot reach agreement with a key customer on trade terms and principles. Our business could also be negatively impacted if a key customer were to significantly reduce the inventory level of our products or experience a significant business disruption.
If the reputation of the Company or one or more of our brands erodes significantly, it could have a material impact on our financial results.
The Company's reputation, and the reputation of our brands, form the foundation of our relationships with key stakeholders and other constituencies, including consumers, customers and suppliers. The quality and safety of our products are critical to our business. Many of our brands have worldwide recognition and our financial success is directly dependent on the success of our brands. The success of our brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand's image or its ability to attract consumers. Our results could also be negatively impacted if one of our brands suffers substantial harm to its reputation due to a significant product recall, product-related litigation, changing consumer perceptions of certain ingredients, allegations of product tampering or the distribution and sale of counterfeit products. Additionally, negative or inaccurate postings or comments on social media or networking websites about the Company or one of its brands could generate adverse publicity that could damage the reputation of our brands or the Company. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters, sentiments toward the Company or our products could be negatively impacted and our financial results could suffer. Our Company also devotes significant time and resources to programs that are consistent with our corporate values and are designed to protect and preserve our reputation, such as social responsibility and environmental sustainability. If these programs are not executed as planned or suffer negative publicity, the Company's reputation and financial results could be adversely impacted.

We rely on third parties in many aspects of our business, which creates additional risk.
Due to the scale and scope of our business, we must rely on relationships with third parties, including our suppliers, distributors, contractors, joint venture partners and external business partners, for certain functions. If we are unable to effectively manage our third party relationships and the agreements under which our third party partners operate, our financial results could suffer. Additionally, while we have policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, governance and compliance, thereby potentially increasing our financial, legal, reputational and operational risk.
An information security incident, including a cybersecurity breach, or the failure of one or more key information technology systems, networks, hardware, processes, and/or associated sites owned or operated by the Company or one of its service providers could have a material adverse impact on our business or reputation.
We rely extensively on information technology (IT) systems, networks and services, including internet and intranet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, many of which are managed, hosted, provided and/or used by third parties or their vendors, to assist in conducting our business. The various uses of these IT systems, networks and services include, but are not limited to:
•	ordering and managing materials from suppliers;
•	converting materials to finished products;
•	shipping products to customers;
•	marketing and selling products to consumers;
•	collecting, transferring, storing and/or processing customer, consumer, employee, vendor, investor, and other stakeholder information and personal data;
•	summarizing and reporting results of operations, including financial reporting;
•	hosting, processing and sharing, as appropriate, confidential and proprietary research, business plans and financial information;
•	collaborating via an online and efficient means of global business communications;
•	complying with regulatory, legal and tax requirements;
•	providing data security; and
•	handling other processes necessary to manage our business.
Numerous and evolving information security threats, including advanced persistent cybersecurity threats, pose a risk to the security of our IT systems, networks and services, as well as to the confidentiality, availability and integrity of our data and of our critical business operations. As cybersecurity threats rapidly evolve in sophistication and become more prevalent across the industry globally, the Company is continually increasing its attention to these threats. We continue to assess potential threats and vulnerabilities and make investments seeking to address them, including monitoring of networks and systems, increasing information security skills, deploying employee security training, and updating security policies for the Company and its third-party providers. However, because the techniques used in cyber attacks change frequently and may be difficult to detect for periods of time, we may face difficulties in anticipating and implementing adequate preventative measures or mitigating harms after such an attack. Our IT databases and systems and our third-party providers' databases and systems have been, and will likely continue to be, subject to advanced computer viruses or other malicious codes, unauthorized access attempts, denial of service attacks, phishing and other cyber-attacks. To date, we have seen no material impact on our business or operations from these attacks; however, we cannot guarantee that our security efforts or the security efforts of our third-party providers will prevent breaches, operational incidents or other breakdowns to our or our third-party providers' databases or systems. If the IT systems, networks or service providers we rely upon fail to function properly or cause operational outages or aberrations, or if we or one of our third-party providers suffer a loss, significant unavailability of key operations or disclosure of our sensitive business or stakeholder information, due to any number of causes, ranging from catastrophic events or power outages to improper data handling or security incidents, and our business continuity plans do not effectively address these failures on a timely basis, we may be exposed to reputational, competitive, operational and business harm as well as litigation and regulatory action. The costs and operational consequences of responding to the above items and implementing remediation measures could be significant and could adversely impact our results.

Changing political conditions could adversely impact our business and financial results.
Changes in the political conditions in markets in which we manufacture, sell or distribute our products may be difficult to predict and may adversely affect our business and financial results. For example, the United Kingdom's decision to leave the European Union has created uncertainty regarding, among other things, the U.K.'s future legal and economic framework and how the U.K. will interact with other countries, including with respect to the free movement of goods, services and people. In addition, results of elections, referendums or other political processes in certain markets in which our products are manufactured, sold or distributed could create uncertainty regarding how existing governmental policies, laws and regulations may change, including with respect to sanctions, taxes, the movement of goods, services and people between countries and other matters. The potential implications of such uncertainty, which include, among others, exchange rate fluctuations and market contraction, could adversely affect the Company's business and financial results.
We must successfully manage compliance with laws and regulations, as well as manage new and pending legal and regulatory matters in the U.S. and abroad.
Our business is subject to a wide variety of laws and regulations across all of the countries in which we do business, including those laws and regulations involving intellectual property, product liability, marketing, antitrust, privacy, environmental, employment, anti-bribery, anti-corruption, tax, accounting and financial reporting or other matters. Rapidly changing laws, regulations and related interpretations, as well as increased enforcement actions, create challenges for the Company, including our compliance and ethics programs, and may alter the environment in which we do business, which could adversely impact our financial results. If we are unable to continue to meet these challenges and comply with all laws, regulations and related interpretations, it could negatively impact our reputation and our business results. Failure to successfully manage regulatory and legal matters and resolve such matters without significant liability or damage to our reputation may materially adversely impact our results of operations and financial position. Furthermore, if pending legal or regulatory matters result in fines or costs in excess of the amounts accrued to date, that may also materially impact our results of operations and financial position.
Changes in applicable tax regulations and resolutions of tax disputes could negatively affect our financial results.
The Company is subject to taxation in the U.S. and numerous foreign jurisdictions. Because the U.S. maintains a worldwide corporate tax system, the foreign and U.S. tax systems are somewhat interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If those same foreign earnings are instead repatriated to the U.S., additional residual U.S. taxation will likely occur, due to the U.S.'s worldwide tax system and higher U.S. corporate tax rate. The U.S. is considering corporate tax reform that may significantly change the corporate tax rate and the U.S. international tax rules. Additionally, longstanding international tax norms that determine each country's jurisdiction to tax cross-border international trade are evolving as a result of the Base Erosion and Profit Shifting reporting requirements ("BEPS") recommended by the G8, G20 and Organization for Economic Cooperation and Development ("OECD"). As these and other tax laws and related regulations change, our financial results could be materially impacted. Given the unpredictability of these possible changes and their potential interdependency, it is very difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow, but such changes could adversely impact our financial results. Furthermore, we are subject to regular review and audit by both foreign and domestic tax authorities. While we believe our tax positions will be sustained, the final outcome of tax audits and related litigation, including maintaining our intended tax treatment of divestiture transactions such as the fiscal 2017 Beauty Brands transaction with Coty, may differ materially from the tax amounts recorded in our Consolidated Financial Statements, which could adversely impact our cash flows and financial results.

We must successfully manage ongoing acquisition, joint venture and divestiture activities.
As a company that manages a portfolio of consumer brands, our ongoing business model includes a certain level of acquisition, joint venture and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against our business objectives. Specifically, our financial results could be adversely impacted by the dilutive impacts from the loss of earnings associated with divested brands. Our financial results could also be impacted in the event of acquisitions or joint venture activities if: 1) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value, or 2) we are not able to deliver the expected cost and growth synergies associated with such acquisitions and joint ventures, which could also have an impact on goodwill and intangible assets.
Our business results depend on our ability to successfully manage productivity improvements and ongoing organizational change.
Our financial projections assume certain ongoing productivity improvements and cost savings, including staffing adjustments as well as employee departures. Failure to deliver these planned productivity improvements and cost savings, while continuing to invest in business growth, could adversely impact our financial results. Additionally, successfully executing management transitions at leadership levels of the Company and retention of key employees is critical to our business success. We are generally a build-from-within company and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing and retaining organizational capabilities in key growth markets where the depth of skilled or experienced employees may be limited and competition for these resources is intense, as well as continuing the development and execution of robust leadership succession plans.
USE OF PROCEEDS
Purchases of Common Stock under the Plan will be made in the open market and the Company will not receive any proceeds under the Program.
DETERMINATION OF OFFERING PRICE
The cost of shares of the Company's Common Stock acquired under the Plan is the average price of all shares purchased for each Investment Period, plus any brokerage charges and applicable transaction fees (see Investment Summary and Fees).
PLAN OF DISTRIBUTION
TERMS AND CONDITIONS OF THE DIRECT STOCK PURCHASE PLAN
The following is a description of The Direct Stock Purchase Plan of the Company:
Overview

•  The purpose of the Plan is to encourage long-term investment in the Company by offering eligible participants a convenient and economical way to buy shares of the Company's Common Stock and to reinvest cash dividends toward the purchase of additional shares.

•   The Plan is administered by Wells Fargo Shareowner Services ("WFSS"). WFSS also serves as the
Company's stock transfer and dividend disbursing agent.

•   Participation in the Plan is entirely voluntary. You may join the Plan at any time and request that your account be closed whenever you wish.

Eligibility
Any person or entity is eligible to enroll in the Plan provided that the enrollment procedures are satisfied as described below under the heading "How to Enroll." Enrollment in the Plan is voluntary and may not be available to investors in certain countries. Persons residing outside of the United States should determine whether they are subject to any governmental regulation prohibiting their participation.
How to Enroll
•   After being furnished with a copy of this prospectus, any shareholder of record may enroll in the Plan.
•   Shareholders of record who are not employees may enroll by signing an Account Authorization Form ("AAF") and submitting it to WFSS. Forms and all other Plan documents may be obtained from WFSS or by accessing them through our website at shareowneronline.com.
•   If you are an employee of the Company and wish to enroll in the Plan through payroll deductions, wherever offered, you may initiate the deduction by following the enrollment instructions provided under "Life & Career" on my.pg.com.
•   Persons or entities who are not shareholders of record may enroll by completing an AAF and submitting it to WFSS. In addition to your AAF, you must include your initial investment by authorizing an automatic withdrawal from your checking or savings account, or by sending a first-party check made payable to "Shareowner Services" in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler's checks or third party checks are not accepted. The minimum initial investment in the Plan is required. You may also enroll and make your initial investment in the Plan online at shareowneronline.com. There is a onetime enrollment fee for new participants (see Investment Summary and Fees). If you are an employee of the Company, there is a minimum investment required per deduction if using the payroll deduction feature (see Investment Summary and Fees).
•   If you currently own shares of P&G common stock that are held on your behalf by a bank or broker (in'"street name"), you can instruct the bank or broker to transfer at least one share to a book-entry Direct Registration Shares ("DRS") account registered in your name. Once the process is complete, you will receive a statement showing the deposit of shares to book-entry DRS. Upon receipt of the statement, you can enroll in the Plan as an existing registered shareowner.
•   You can reinvest all or a portion of your P&G cash dividends. You also have the choice to receive your dividends in a cash payment. When you enroll in the Plan, you may select the option to automatically reinvest your dividend. If you do not select an option, the Plan Administrator will default your choice to full reinvestment. You may change your election at any time either online, by telephone or by sending a new AAF by mail. Changes received after the record date of a dividend will be effective for the following dividend. The record date is usually ten calendar days after a dividend is declared.
•   Once you have enrolled, your participation continues automatically unless terminated by the Company or  you  request  that  your  Plan  account  be  closed  (refer  to  sections  "Closing  Your  Account" and "Termination").

Optional Cash Investments
•    Any initial, recurring, or one-time optional cash investment will be invested within five (5) trading days, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant's account, the Plan Administrator may commingle the participant's funds with those of other participants of the Plan. Purchases may be subject to certain fees and conditions (see Investment Summary and Fees).
•   Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler's checks or third party checks are not accepted.
•   Automatic investments – A participant may setup a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an AAF by mail (see Contact Information). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant's designated bank account on or about the 5th and/or the 20th of each month and will be invested in P&G common stock within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant's statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.
During the period that any initial investment or optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be held uninvested or invested in certain Permitted Investments. For purposes of this Plan, "Permitted Investments" shall mean select Wells Fargo deposit products which may include money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.
•   A minimum optional cash investment via Automatic Investment or check is required. You may make optional cash investments up to the total maximum in a calendar year. Optional cash investments in excess of the maximum limit for any calendar year or below the required minimum will be returned to you. There is no obligation to make optional cash payments at any time (see Investment Summary and Fees).
•   Wherever available, employees may use payroll deductions to purchase shares in the Plan. If you wish to change any aspect of your payroll deduction selection, you must go into my.pg.com; Life &  Career; Pay & Retirement; My Paycheck Deductions and submit the appropriate changes. The minimum investment is required per payroll deduction (see Investment Summary and Fees).
•   If any optional cash investment, including payment by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant's account any common stock purchased with such funds, and will sell these shares. The Plan Administrator may also sell additional common stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.
Dividend Reinvestment Options
The Plan Administrator will invest P&G dividend funds as soon as administratively possible and no later than
30 trading days, following the dividend payable date.
A participant can elect to reinvest all or a portion of the dividends payable (if any) to purchase additional shares of P&G common stock. The participant may also have the choice to receive the full dividend in a cash payment. The following describes the available options:
Full dividend reinvestment – All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares ("DRS"), will be used to purchase additional shares. The participant will not receive cash dividends from P&G; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

Partial dividend reinvestment by percentage – A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX-N)
An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.
Partial dividend reinvestment by share amount – A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The partial elected to reinvestment will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RP-N)
Partial cash dividend by share amount – A participant may elect to be paid cash for a portion of the dividend and reinvest the remainder. The partial elected to be paid will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (PS-N)
Cash dividends – All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant's dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RPO)
Direct Deposit of Cash Dividends
For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form.
Investment Purchase and Pricing
Purchases are made through an affiliated broker, generally within five (5) trading days from receipt of your investment amount.
Shares are purchased in the open market. Your purchase price will be the weighted average purchase price per share for all shares purchased through the Plan for that investment date.
•   Investments, other than payroll deductions, received less than one (1) business day before any Investment Date will not be available for investment until the next Investment Date.

PARTICIPANTS WILL RECEIVE NO INTEREST FROM THE COMPANY OR THE PLAN ADMINISTRATOR ON ANY FUNDS HELD PENDING INVESTMENT.
•   WFSS may commingle your funds with those of other participants for the purpose of executing purchases.
The Company has no control over the times when and the prices at which WFSS purchases shares of Common Stock. The amount of shares of Common Stock to be purchased, the manner in which these shares are purchased, and the selection of a broker through which purchases may be executed for the Plan is also determined by WFSS.
Investment Summary and Fees

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash investment	$50.00
Minimum recurring automatic investments	$50.00
Minimum employee payroll deduction	$10.00

Maximum cash investments
Maximum annual investment	$6,000,000.00

Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees
Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	5% / $3.00 max
Check investment	$5.00
One-time automatic investment	$1.00
Recurring automatic investment	$1.00
Employee payroll deduction	$0.00
Dividend purchase trading fee per share	$0.03
Optional cash purchase trading fee per share	$0.03
Payroll purchase trading fee per share	$0.03

Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading fee per share	$0.12
Direct deposit of sale proceeds	$5.00

Other fees
Certificate deposit	$0.00
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Direct Registration System (DRS)
We have adopted a direct registration system, or DRS, for book-entry share registration and transfer of our Common Stock. No certificates representing your shares will be mailed to you. Under DRS, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in your shares. DRS is a method of recording shares of stock in electronic, or book-entry form, meaning shares can be registered in your name on the books of The Procter & Gamble Company without the need for physical certificates. Shares held in book-entry under DRS have all the traditional rights and privileges of shares held in certificated form.
DRS eliminates the risk and cost of paper certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the plan. If you hold any shares in book-entry form, you may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker or dealer. When using your broker to facilitate a share transfer, you will need to provide them with a copy of your DRS account statement.
Records
•
WFSS will provide a detailed statement for each week in which your Plan account has optional investment, sale or transfer activity. This statement will describe all transactions for the calendar year-to-date.

•  Statements will not be mailed following dividend reinvestments. Participants can enroll online at shareowneronline.com. Once enrolled, participants may then elect electronic notification, meaning eDelivery of statements, reports, prospectuses and other materials under the applicable securities laws.

•	Annual statements reflecting calendar year-to-date activity will be mailed to all participants.

•	Participants who are employees of the Company will not receive activity statements for payroll deductions. Their account information is available at shareowneronline.com.

•
At a participant's request, WFSS will provide a historical statement. There may be a fee for a duplicate statement for participants (see Investment Summary and Fees). A first-party check (payable in U.S. dollars and drawn on a U.S. or Canadian financial institution) must be made payable to "Shareowner Services" and must accompany the written request.

•
All notices, statements and reports will be sent to your address of record. Many States have enacted abandoned property laws which may require the Company or WFSS to remit to the State all stock and dividends held in those Plan accounts for which the owner cannot be located. Accordingly, you should promptly notify WFSS of any change of address.

Share Certificates and Share Safekeeping
•	Shares purchased for your Plan account are held by WFSS.

•   At the time of enrollment in the Plan, or at any later time, you may deposit any of your Common Stock certificates with WFSS for safekeeping. Shares represented by the deposited certificates will be included in book-entry form in your Plan account.

•	If you wish to have only a portion of your cash dividends on Common Stock held in your Plan account reinvested, you must notify WFSS, in writing or online at shareowneronline.com

•
If you wish to have none of your cash dividends reinvested, your shares may be placed in Direct Registration System form. Direct Registration System is a securities industry initiative that provides for electronic direct registration of securities on our books, in your existing WFSS account registration and allows shares to be transferred between WFSS and your broker electronically.

•
Shares deposited are treated in the same manner as shares purchased through the Plan and may be transferred or sold through the Plan For tax purposes. It is important that you keep records of the original purchase price of these shares for subsequent gain or loss calculations.

A participant may elect to deposit physical P&G common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt.

Optional Mail Loss Insurance
The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.
To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to 'WFSS Surety Program', along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.
Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.
•   Shares held in Plan accounts may not be pledged.
Sale of Shares
Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of P&G are traded. Depending on the number of P&G shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.
Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-'Til-Date/Canceled Limit Order or Stop Order.
Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
Market Order (online or telephone) – The participant's request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
Day Limit Order (online or telephone) – The participant's request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-'Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.
Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant's request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).
Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant's written request must have the participant's signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.
A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.
P&G's share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
The Insider Trading Policy provides that the participant may not trade in P&G's common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with P&G's Insider Trading Policy.

Transfer and Gift of Shares
•   To authorize a transfer or gift of P&G shares, a participant must submit a Stock Power Form with instructions to transfer ownership of shares, to the Plan Administrator. The Form can be found on our website at shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator (see Contact Information). The Form will require a "Medallion Signature Guarantee" by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.
•   If a participant's request to transfer all Plan shares in an account is received between a dividend record date and payable date, the request will be processed. However, on the payable date, any additional shares from a dividend reinvestment will be added to the account and the participant will need to submit a written request if they wish to transfer the additional shares.
•
A participant can also gift shares from a Plan account to a non-participant by making an initial cash investment to establish an account in the recipient's name. An optional cash investment can also be submitted on behalf of an existing Plan participant (see Investment Summary and Fees). If a participant's investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.

Termination
•   A participant may terminate participation in the Plan at any time by instruction to the Plan Administrator. Requests can be made either online, by telephone or through the mail (see Contact Information). A participant requesting termination may elect to retain P&G shares or to sell all or a portion of the shares in the account. If a participant chooses to retain the Plan shares, they will be converted and held in book-entry DRS. Any fractional shares will be sold and a check will be sent to the participant for the proceeds. If a participant chooses to sell the Plan shares, the Plan Administrator will sell such shares at the current market value and will send the proceeds to the participant, less fees and any applicable taxes. If no election is made in the request for termination, whole Plan shares will be converted to book entry DRS. Upon termination, any uninvested contributions will be returned to the participant. Any future dividends will be paid in cash, unless the participant rejoins the Plan.
•  If the participant's request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant's termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.
•  If you are an employee of the Company and are using the payroll deduction feature, you must cancel your payroll deduction through Employee Resources at "Life & Career" on my.pg.com prior to closing your account.
•  The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.
•
The Company reserves the right to amend or terminate the Plan at any time and, upon any termination, to take appropriate action required to cause a distribution to you of all whole shares, the cash value of any fractional share, and any cash held in your account.

Tax Consequences
The reinvestment of dividends does not relieve the participant of any income tax that may be payable on such dividends. The Plan Administrator will report to all participants and the Internal Revenue Service ("IRS") the amount of dividends credited to their accounts on Form 1099-DIV. For non-U.S. participants receiving U.S. sourced dividends, they will be reported on Form 1042-S.
If a participant sells shares through the Plan Administrator, a Form 1099-B or Form 1042-S as applicable for reporting the proceeds from the sale will be sent to the participant and the IRS.
Tax withholding will be applicable on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens. A participant can avoid this tax by furnishing the appropriate and valid form prior to the sale. Forms are available at shareowneronline.com.
A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act ("FATCA"). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2017. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.
Annual account statements, which contain a detailed record of a participant's purchases and sales, should be retained for tax purposes to assist with determining cost basis.
The participant should consult a personal tax advisor concerning proper tax treatment of these amounts as interpretations may differ, and laws, regulations and rulings may change over time.
This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.
Voting Rights
Participants in the Plan will receive voting materials and have the sole right to vote the common stock of P&G represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.
The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant's shares will be voted in accordance with the most recent submitted instructions.
Stock Dividend, Split, and Distribution of Rights
It is understood that any stock dividends or stock splits distributed by P&G on common stock held by the Plan Administrator for the participant will be credited to the participant's account. This will include all whole and fractional shares.
In the event that P&G makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by P&G resulting from the exercise of the rights will be issued directly to the participant.
Purchase Rights
In the event P&G makes available to its shareowners rights to purchase additional common stock or other securities, the Plan Administrator will sell such rights accruing in common stock for the participant. The funds will be combined with the next regular dividend or optional cash investment for reinvestment. If a participant desires to independently exercise the purchase rights, the participant should request that whole common stock be issued in book-entry DRS.

Liability
Neither the Company nor Wells Fargo Shareowner Services shall be liable under the Plan for any act done in good faith or any good faith omission to act including, without limitation, any claims for liability:

•   arising out of failure to terminate the participant's participation in the Plan upon the participant's death;

•   with respect to the prices at which shares are purchased or sold for a participant's account and the times at which purchases or sales are made; and

•   in connection with the value of shares after their purchase by WFSS
THE DIVIDEND POLICY OF THE COMPANY IS NOT AFFECTED BY THIS PLAN AND WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS.
THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.
Governing Law
The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Ohio without regard to the choice of law provisions of the State of Ohio, whether common law or statutory.
DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK
The Company's Amended Articles of Incorporation (the "Amended Articles of Incorporation") authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value ("Common Stock," "Class A Preferred Stock," and "Class B Preferred Stock," respectively). The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of Class B Preferred Stock are not entitled to vote other than as provided by law. The Company's Board of Directors (the "Board") is not classified and each member is elected annually.
The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board may fix such other express terms as may be permitted or required by law. In the event of any liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and Class B Preferred Stock.
The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company. Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.
The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock. Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share, (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002) is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.
All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company's capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold. No shares of any class of the Company's capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

INTERESTS OF NAMED COUNSEL
The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Ms. Hatsuki Miyata, Senior Counsel, The Procter & Gamble Company.  Ms. Miyata is an owner of shares of Common Stock of the Registrant and may be a participant in the Plan.
EXPERTS
The financial statements, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 2017, and the effectiveness of the Company's internal control over financial reporting as of June 30, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:
•   The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017;

•	The Company's Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2017; and
•   The Company's Current Reports on Form 8-K filed on August 11, 2017, August 22, 2017 and October 16, 2017.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post- effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

WHERE YOU CAN FIND MORE INFORMATION
The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Plan Administrator (see Contact Information).
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company's SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.
The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.
You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following is a statement of the expenses (which are estimated) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

Amount to be paid
SEC registration fee	$103,953.29
Accounting fees and expenses	$10,000.00
Total	$113,953.29

Item 15. Indemnification of Directors and Officers
Set forth below is a description of certain provisions of the Ohio Revised Code ("ORC") and the Company's Regulations, as such provisions relate to the indemnification of the directors and officers of the registrant.  This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company's Regulations.
Section 1701 of the ORC provides that a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with a successful defense (on the merits or otherwise) of any action, suit, or proceeding.
A corporation may indemnify its directors, officers, employees, and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, in connection with actions, suits, or proceedings (except for derivative actions by or in the right of the corporation), whether civil, criminal, administrative, or investigative.  The corporation may indemnify such persons if the individual has acted in good faith and in a manner that the individual believed to be in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe their conduct was unlawful. The determination as to whether this standard of conduct has been met must be made by the court, a majority of the disinterested directors, by independent legal counsel, or by the shareholders.
A similar standard applies in the case of derivative actions, except that indemnification may only extend to expenses, including attorney's fees, incurred in connection the defense or settlement of such action. If the person seeking indemnification has been found liable to the corporation in such an action, the court must approve the indemnification.
As permitted by the ORC, Article V of the Company's Regulations require the Company to indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal administrative, or investigative, by reason of the fact that he or she (a) is or was a Director, officer or employee of the Company, (b) is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity, or employee of a Company subsidiary or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (whether domestic or foreign, nonprofit or for profit), or (c) is or was providing to third party organizations volunteer services that were duly authorized in accordance with the Company's process for approval of such activities, against all liabilities and expenses actually and reasonable incurred by or imposed on him or her in connection with, or arising out of, any such claim, action, suit or proceeding.  This indemnity will be provided unless the person (a) failed to act in good faith, in a manner he or she reasonable believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company and its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries, or (c) knowingly engaged in criminal activity.

The Company's Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies.  The Company pays the premiums for this insurance.

Item 16.	Exhibits
Exhibit No.	Description

(5)	Opinion of Hatsuki Miyata, Senior Counsel of the Company, as to the legality of the Securities being registered.
(23)(a)	Consent of Deloitte & Touche LLP.
(23)(b)	Consent of Hatsuki Miyata, which is contained in her opinion filed as Exhibit (5).
(24)	Power of Attorney.

Item 17. Undertakings

The Registrant hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a  20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of The Procter & Gamble Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Procter & Gamble Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 20th day of October, 2017.

THE PROCTER & GAMBLE COMPANY

By:       /s/ Jon R. Moeller
Name:  Jon R. Moeller
 Title:    Vice Chairman and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 20, 2017.
Signature	Title

*	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
David S. Taylor

*	Vice Chairman and Chief Financial Officer (Principal Financial Officer)
Jon R. Moeller

*	Senior Vice President, Comptroller and Treasurer (Principal Accounting Officer)
Valarie L. Sheppard

*	Director
Francis S. Blake

*	Director
Angela F. Braly

*	Director
Amy L. Chang

*	Director
Kenneth I. Chenault

*	Director
Scott D. Cook

*	Director
Terry J. Lundgren

*	Director
W. James McNerney, Jr.

*	Director
Margaret C. Whitman

*	Director
Patricia A. Woertz

*	Director
Ernesto Zedillo

*By: /s/ Deborah P. Majoras
Deborah P. Majoras as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
(5)	Opinion of Hatsuki Miyata, Senior Counsel of the Company, as to the legality of the Securities of the Company being registered.
(23)(a)	Consent of Deloitte & Touche LLP.
(23)(b)	Consent of Hatsuki Miyata, which is contained in her opinion filed as Exhibit (5).
(24)	Power of Attorney.